Exhibit 10.1

AMENDMENT TO STOCK OPTIONS GRANTED UNDER THE
WHITNEY HOLDING CORPORATION 2007 LONG-TERM COMPENSATION PLAN

Effective February 17, 2009, the Compensation and Human Resources Committee of the Board of Directors of Whitney Holding Corporation (the “Company”) approved an amendment to all outstanding stock options granted under the Company’s 2007 Long-Term Compensation Plan (the “Plan”), to provide that if an optionee’s employment ceases on account of Retirement (as defined in the Plan), the stock options that are then exercisable (after giving effect to any accelerated vesting as provided in the Plan or other agreement governing such options) shall remain outstanding and exercisable until the earlier of the regular expiration date or three years; provided, however, that the stock options shall expire immediately upon the optionee’s acceptance of a position with a new employer in the financial services industry within 12 months of his or her Retirement from the Company.